SUMMARY UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION
We have derived the following summary unaudited pro forma combined statements of operations for the quarter ended March 31, 2019, the year ended December 31, 2018, the twelve months ended March 31, 2019, and the twelve months ended March 31, 2018 from the historical consolidated statements of operations of each of Scripps, the historical consolidated financial statements of the acquired Cordillera television stations (reported within the parent entity, EPI Preferred, LLC ("EPI")), and both the historical financial statements of the Nexstar Media Group (‘‘Nexstar’’) television station, and the historical combined financial statements of the Tribune Media Company (‘‘Tribune’’) television stations that the Company has reached definitive agreement to acquire following the Nexstar transaction with Tribune, as if they had all been consummated on January 1, 2018. The financial information of EPI for the three months ended March 31, 2019, which was used to prepare the pro forma financial information for the quarter ended March 31, 2019, was provided by EPI and has not been independently reviewed or verified. We have derived the following summary unaudited pro forma combined balance sheet from the historical condensed consolidated balance sheets of each of Scripps and EPI, the historical condensed balance sheet of the Nexstar station, and the historical condensed combined balance sheet of the Tribune stations, as of March 31, 2019 giving pro forma effect to the acquisitions and related financing transactions and the other adjustments referred to below as if they had all been consummated on March 31, 2019.
The following summary unaudited pro forma combined financial information is being provided for illustrative purposes only and does not purport to represent what the actual consolidated results of operations of Scripps would have been had the respective transactions and adjustments occurred on the date assumed or any other date, nor is it necessarily indicative of Scripps’ future results of operations for any future period or as of any future date. The following summary unaudited pro forma combined financial information is based upon currently available information and estimates and assumptions that our management believes are reasonable as of the date hereof. Any of the factors underlying these estimates and assumptions may change or prove to be materially different.

(in thousands)	Quarter Ended March 31, 2019	Year Ended December 31, 2018		Twelve Months Ended March 31, 2019
Operating Revenues:
Total operating revenues	$384,304	$1,619,423	(1)	$1,682,898	(1)
Costs and Expenses:
Segment, shared services and corporate expenses	350,889	1,338,523		1,380,766
Acquisition and related integration costs	2,273	2,847		5,120
Restructuring costs	938	8,911		6,042
Depreciation and amortization of intangible assets	26,557	98,812		101,312
(Gains) losses, net on disposal of property and equipment	173	1,255		711
Total operating expenses	380,830	1,450,348		1,493,951
Operating income (loss)	3,474	169,075		188,947
Interest expense	(26,016)	(101,684)		(103,558)
Defined benefit pension plan expense	(1,572)	(19,752)		(19,936)
Miscellaneous, net	(2,962)	(1,292)		(5,622)
Income (loss) from continuing operations before income taxes	$(27,076)	$46,347		$59,831

Selected Balance Sheet Data (at end of period reported):
Cash and cash equivalents				$72,497
Total assets				3,451,956
Long-term debt (including current portion)				1,889,941
Total equity				901,373

(in thousands)	Three Months Ended March 31, 2019	Year Ended December 31, 2018	Twelve Months Ended March 31, 2019
Other Financial Data:
EBITDA(2)	$34,353	$318,731	$314,031
Adjusted EBITDA(2)	65,866	443,278	444,510
As Adjusted Total Debt(3)	1,980,500
As Adjusted Total Net Debt(4)	1,908,003

(1)   Pro forma combined operating revenues do not give full pro forma effect to the Triton acquisition, the television stations acquired from Raycom Media, the Comcast retransmission fees adjustments, or revenues from Pickler & Ben. On a pro forma adjusted combined basis, we estimate that our operating revenues would have been $1.8 billion for both the twelve months ended March 31, 2019 and December 31, 2018.

(2)   The following table presents a reconciliation of pro forma income (loss) from continuing operations before income taxes to adjusted combined income (loss) from continuing operations before income taxes, EBITDA and Adjusted EBITDA:

Income (loss) from continuing operations before income taxes	$(27,076)	$46,347	$59,831
Triton digital(a)	—	6,255	5,368
Raycom stations(a)	—	5,048	3,939
Cordillera TV stations adjustment to calendar year basis(b)	—	20,387	—
Removal of corporate allocations, carve-out adjustments and historical costs not assumed from TV station acquisitions(c)	6,556	21,652	23,880
Acquisition synergies(d)	2,300	9,000	9,000
Total adjusted combined income (loss) from continuing operations before income taxes	(18,220)	108,689	102,018
Triton digital depreciation and amortization	—	6,898	5,159
Raycom stations depreciation and amortization	—	2,648	1,984
Interest expense	26,016	101,684	103,558
Depreciation and amortization of intangible assets	26,557	98,812	101,312
EBITDA(e)	34,353	318,731	314,031

Share based compensation	6,002	11,780	14,116
Comcast adjustments(f)	16,125	57,100	58,950
Pickler & Ben program losses(g)	2,429	24,060	22,960
Losses (gains), net on disposal of property and equipment	173	1,255	711
Miscellaneous, net(h)	2,962	1,292	5,622
Acquisition and related integration costs	2,273	2,847	5,120
Restructuring	938	8,911	6,042
Amortization of pension actuarial loss	611	3,819	3,475
Pension settlement charge	—	13,483	13,483
Adjusted EBITDA(e)	$65,866	$443,278	$444,510
We estimate that, on a pro forma adjusted combined basis on an average of LTM March 31, 2019 and LTM March 31, 2018 (“L8QA”) basis, we would have had combined L8QA Adjusted EBITDA of approximately $363 million and net leverage, based on such L8QA Adjusted EBITDA and As Adjusted Total Net Debt, of approximately 5.3x. The foregoing estimates are based in part on unaudited, unreviewed financial information provided by the sellers of the some of the acquired businesses in the Triton acquisition, the television stations acquired from Cordillera and Raycom Media and the pending Nexstar and Tribune acquired stations and include certain adjustments not calculated in accordance with the requirements for pro forma financial information prepared in accordance with Regulation S-X. The unaudited financial information of EPI for the six months ended September 30, 2017 and of each of the Nexstar station and Tribune stations financial information for the nine months ended December 31, 2017, which were used to prepare the L8QA financial information, and of Triton and the acquired stations from Raycom Media, in each case for all periods prior to their acquisition, were provided by sellers of those acquired businesses and have not been independently reviewed. This summary financial information includes unaudited, unreviewed financial information for each of EPI, the Nexstar station, the Tribune stations, Triton, and Raycom Media, which our management cannot independently verify and includes a number of risks and inherent uncertainties that could cause our actual results to differ materially from those set forth in the estimates.

(a)
Reflects the historical results of Triton and the television stations acquired from Raycom Media for periods prior to their acquisition dates. We estimated a pro forma effect to these acquisitions and the other adjustments referred below as if they had been consummated on the first day of the respective periods.

(b)	Reflect the impact of adjusting the Cordillera television stations from a September 30 fiscal year basis to our December 31, 2018 calendar year basis.
(c)	Reflects adjustments to exclude allocated and/or historical costs that will not be incurred in the acquired entities results under ownership of Scripps.
(d)	Adjustment reflects expected operating efficiencies gained from assimilating the acquired entities into Scripps centralized functions.

(e)
“EBITDA” is defined by us as income from continuing operations before income taxes, interest expense and depreciation, amortization, impairment of goodwill and intangibles and other adjustments as set forth above. “Adjusted EBITDA” is defined by us as EBITDA, plus losses (gains), net on disposal of property and equipment, net of tax, acquisition and related integration costs, restructuring charges, amortization of pension actuarial loss, pension curtailment charges, miscellaneous expense, net, share based compensation expense, gain/loss of unrestricted subsidiaries, pro forma effect of Comcast adjustments and other adjustments as set forth above. We present EBITDA and Adjusted EBITDA because we believe that EBITDA and Adjusted EBITDA are useful supplemental measures in evaluating the performance of our business and provide greater transparency into our results of operations. EBITDA and Adjusted EBITDA are used by our management to perform such evaluation. We also believe that EBITDA and Adjusted EBITDA facilitate company-to-company operating performance comparisons by backing out potential differences caused by variations in capital structures (affecting net interest expense), taxation and the age and book appreciation of property (affecting relative depreciation expense), which may vary for different companies for reasons unrelated to operating performance. We believe that EBITDA and Adjusted EBITDA are frequently used by investors, securities analysts and other interested parties in their evaluation of companies, many of which present EBITDA and Adjusted EBITDA when reporting their results. Our presentation of EBITDA and Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. EBITDA and Adjusted EBITDA have limitations as analytical tools, and you should not consider them either in isolation or as substitutes for analyzing our results as reported under GAAP. Some of these limitations are:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;
•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;
•	EBITDA and Adjusted EBITDA do not reflect our income tax expense or the cash requirements to pay our taxes;
•	EBITDA and Adjusted EBITDA do not reflect historical cash expenditures or future requirements for capital expenditures or contractual commitments;
•
although depreciation and amortization are non-cash charges, the assets being depreciated, depleted and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently so they may not be comparable.
(f)
In 2020, we will begin receiving retransmission fees for about 2.7 million Comcast subscribers that we historically have received little to no compensation. Adjustments provide the pro forma effect of amendments to the Comcast retransmission agreement, net of additional network fees, for these historical periods.

(g)	Reflects adjustments for operating losses of Pickler & Ben following announced cancellation of the program.
(h)	Miscellaneous, net primarily includes equity earnings on investments, investment earnings (loss) on deferred compensation arrangements and other non-operating items.
(3)	As Adjusted Total Debt give effect to the issuance of the notes and the use of proceeds therefrom as if the transactions described above were completed on March 31, 2019.
(4)
As Adjusted Total Net Debt is calculated by subtracting our unrestricted cash and cash equivalents from our total debt as of March 31, 2019, after giving effect to transactions as if the transactions described above were completed on March 31, 2019.

We also disclosed information for our local media segment that on a pro forma adjusted combined basis, estimated core advertising revenue would have been $726 million, political advertising revenue would have been $206 million and retransmission revenue would have been $483 million for the twelve months ended December 31, 2018.  The pro forma adjusted combined operating revenues and adjusted EBITDA for the local media segment for the twelve months ended December 31, 2018 would have been $1.4 billion and $463 million, respectively.

On a pro forma adjusted combined basis, our operating revenues and adjusted EBITDA for the national media segment for the twelve months ended December 31, 2018, would have been $322 million and $27.6 million, respectively.

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